                                                                 Exhibit 2.IV



      This Agreement made the    day of November, 1996.


A M O N G :

               NATIONAL ENTERPRISES INC.,
               a Company incorporated under the laws of the State of Indiana, (hereinafter referred to as the "Purchaser")

                                                    OF THE FIRST PART

- AND -

               ARGOSY MINING CORP,
               a Company incorporated under the laws of the Province of British Columbia,
               (hereinafter referred to as the "Vendor")

                                                    OF THE SECOND PART

- AND -

               MERCURY IMMOBILIEN UND VERWALTUNGS AG,
               a Company incorporated pursuant to the laws of Switzerland, (hereinafter referred to as "Mercury")

                                                    OF THE THIRD PART


     WHEREAS the Vendor is the beneficial owner of all of the issued and outstanding equity in the capital of Argosy Mining G.m.b.H. (the "Company"), an entity established and operating under the laws of Austria;

     AND WHEREAS the Company has a right to purchase or is the sole registered holder and beneficial owner of various assets, principally mineral exploration leases situated in Austria (collectively "Properties"), all as set out and more particularly described in Schedule A attached hereto;

     AND WHEREAS the Vendor has agreed to sell, assign and transfer to the Purchaser all of the equity in the capital of the Company and the Purchaser has agreed to purchase the same upon the terms and conditions contained herein;

     AND WHEREAS Mercury has received from each of the Vendor and Purchaser the sum of $100 and other valuable consideration the receipt and sufficiency of which is hereby confirmed, Mercury agree to the terms and conditions contained herein.

     NOW THEREFORE this Agreement witnesseth that in consideration of the covenants, agreements, warranties and payments herein set out and provided for, the parties hereto hereby respectively covenant and agree as follows:

1.   DEFINITIONS

     Where used herein or any amendments hereto, the following terms shall have the following meanings respectively:

1.1 Banking Statements" means the reconciled banking statements for the Company for the last twelve months attached hereto as Schedule "B";

1.2 "Closing Date" means the 6th day of December, 1996 or such earlier or later date as may be mutually agreed upon by the parties hereto;

1.3  "Time of Closing" means 11:00 a.m. (Vancouver time) on the closing date;

1.4 The terms "Purchased Shares" and "Purchase Price" shall have the respective meanings attributed hereto and in Articles 2 and 3 respectively ;

1.5  All dollar amounts referred to in this Agreement are in Canadian funds.

2.   PURCHASED SHARES

     Subject to the terms and conditions hereof, the Vendor covenants and agrees to sell, assign and transfer to the Purchaser and the Purchaser covenants and agrees to purchase from the Vendor all (but not less than all) of the issued and outstanding equity in the capital of the Company (the "Purchased Shares") for an aggregate purchase price consisting of the sum of $250,000 and the transfer to the Vendor of 1,000,000 common shares in the capital of the Purchaser (hereinafter referred to as the "NEI Shares"), to be paid and satisfied as set out hereunder.

3.   PURCHASE PRICE

     The purchase price shall be satisfied as follows:

(a) By the deposit by the Purchaser of the amount of $50,000 in cash or by certified cheque upon signing this Agreement, to be held in a trust account by McCullough, O'Conner, Irwin, Solicitors, of Suite 1100, 888 Dunsmuir Street, Vancouver, British Columbia, Canada, V6C 3K4 (hereinafter referred to as the "Escrow Agent"), as a deposit to be refunded only to the Purchaser in the event that the Vendor fails to comply with paragraphs
     5.8 or 9.7 hereof;

(b) By a payment from the Purchaser to the Vendor of $200,000 in cash or by certified cheque payable at the Time of Closing to or to the order of the Vendor;

(c) By the delivery to the Vendor, by Mercury, of certificates representing the NEI Shares, endorsed in the name of the Vendor, or as it may direct;

(d) By the delivery at closing of an additional of 1,000,000 shares in the capital of the Purchaser (hereinafter referred to as the "Additional Shares") to be held in trust by the Escrow Agent, and to be delivered to the Vendor in the event that the covenant of Mercury contained in paragraph 7.3 hereof has not be duly completed in accordance with the terms thereof and in accordance with the terms and conditions set forth in the Escrow Agreement, attached hereto as Schedule "C", to be signed by the parties to this Agreement and the Escrow Agreement.

4.  COVENANTS, REPRESENTATIONS AND WARRANTIES OF THE VENDOR

I. The Vendor makes no representations or warranties with regard to the type, quantity or quality of any ore deposits on the Properties. The Vendor further makes no representations or warranties as to the appropriate exploration or mining processes to adopt in the exploration and/or development of any deposits or whether the approvals of the authorities will be given to explore for or develop any ore deposits present on the Properties. In addition, the Vendor does not represent that the validity of the Properties will remain so without the submission of an exploration program to the appropriate mining authority and the execution of such a program following its approval.

II. The Vendor covenants, represents and warrants as follows and acknowledge that the Purchaser and Mercury is relying upon such covenants, representations and warranties in connection with the purchase by the Purchaser of the Purchased Shares:

4.1 The Company has been duly created and organized and is validly subsisting and in good standing under the laws of Austria, having all requisite power to own or lease its property and to carry on its business as now being conducted by it and is duly qualified as a corporation to do business and is in good standing in each jurisdiction which the nature of its business or the property owned or leased by it makes such qualification necessary;

4.2 Equity of the capital in the Company consists of the Purchased Shares, representing 100% control with no outstanding liens or obligations against the capital;

4.3 All of the Purchased Shares are owned by the Vendor as the beneficial owner of record, with a good and reputable title thereto, free and clear of all mortgages, liens, charges, security interests, adverse claims, pledges, encumbrances and demands whatsoever;

4.4 No person, firm or corporation has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase from the Vendor of any of the Purchased Shares or for the purchase, subscription, allotment or issue of any unissued equity in the capital of the Company or of any securities of the Company;

4.5 The Company has no subsidiaries or agreements of any nature to acquire any subsidiary or to acquire or lease any other business operations and will not prior to the Time of Closing acquire or agree to acquire, any subsidiary or business, without the prior written consent of the Purchaser;

4.6 The Company is not a party to or bound by any agreement of guaranty, indemnification, assumption or endorsement or any other like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other person, firm or corporation;

4.7 The books and records of the Company and the Banking Statements fairly and correctly set out and disclose in all material respects, the financial position of the Company as of the date hereof and all material financial transactions of the Company relating to its business have been accurately recorded in such books and records;

4.8 The corporate records and minute books of the Company contain complete and accurate minutes of all meetings of the directors and shareholders of the Company held since its incorporation, all such meetings were duly called and held, the share certificate books, register of shareholders, register of transfers, and register of directors of the Company are complete and accurate and all exigible security transfer taxes payable in connection with the transfer of any securities of the Company have been duly paid;

4.9 The entering into of this Agreement and the transactions contemplated hereby will not result in the violation of any of the terms and provisions of the constating documents or By-laws of the Company, or of any indenture or other agreement written or oral, to which the Company or the Vendor may be a party, nor will it result in the violation of any law or regulation of Austria;

4.10 This Agreement has been duly executed and delivered by the Vendor and is a valid and binding obligation of the Vendor enforceable in accordance with its terms;

4.11 Except as set out in Schedule "D" hereto the Company does not have outstanding any bonds, debentures, mortgages, notes or other indebtedness and is not under any agreement to create or issue any bonds, debentures, mortgages, notes or other indebtedness;

4.12 The Company has a good and marketable title to its undertaking, property and assets, free and clear of any and all mortgages, liens, pledges, charges, security interests, encumbrances, actions, claims or demands of any nature whatsoever or howsoever arising, with the exception of those commitments with respect to the Schellgaden North Property as set forth in Schedule "E" hereto;

4.13 There are no actions, suits or proceedings (whether or not purportedly on behalf of the Company) pending or threatened against or affecting the Company or the Vendor, at law or in equity or before any Federal, or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and the Vendor is not now aware of any existing grounds on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success;

4.14 The Company is not in default or breach of any contracts, agreements, written or oral, indentures or other instruments to which it is a party and there exists no state of facts which after notice or lapse of time or both would constitute such default or breach and all such contracts, agreements, indentures or other instruments are now in good standing and the Company is entitled to all benefits thereunder;

4.15 The Company is conducting its business in compliance with all applicable laws, rules and regulations of each jurisdiction in which the business is carried on, is not in breach of any such laws, rules or regulations and is duly licensed, registered or qualified in each jurisdiction in which the Company owns or leases property or carried on the business, to enable the business to be carried on is now conducted and its property and assets to be owned, leased and operated, and all such licences, registrations and qualifications are valid and subsisting and in good standing and none of the same contains any burdensome term, provision, or limitation which has or may have an adverse effect on the operation of the business;

4.16 The Company has duly and finally filed all tax returns required to be filed by it and has paid all taxes which are due and payable, and has paid all assessments and reassessments, and all other taxes, government charges, penalties, interests and fines due and payable by it on or before the date hereof, with the exception of any transfer taxes brought about by the transactions contemplated hereby;

4.17 There are no material liabilities of the Company of any kind whatsoever, whether or not accrued and whether or not determined or determinable, in respect of which the Company or the Purchaser may become liable on or after the consummation of the transaction contemplated by this Agreement other than liabilities disclosed in Schedule "E" attached hereto.

5.   COVENANTS OF THE VENDOR

     The Vendor covenants and agrees with the Purchaser and Mercury that on or before the Closing Date, it will do or will cause to be done the following:

5.1 Permit the Purchaser, prior to the closing date, through its representatives, to make such investigation of the properties and assets of the Company and of its financial and legal condition as the Purchaser deems necessary or advisable to familiarize itself with such properties, assets and other matters. Such investigation shall not, however, affect of mitigate the Vendors' covenants, representations and warranties hereunder which shall continue in full force and effect as provided in
Article 8;

5.2 Take all necessary steps and proceedings as approved by counsel for the Purchaser to permit all of the Purchased Shares to be duly and regularly transferred to the Purchaser or its nominee;

5.3 Cause such officers and directors of the Company as the Purchaser may specify to resign in favour of nominees of the Purchaser, such resignations to be effective as at the Time of Closing;

5.4 Execute and deliver, and cause such officers and directors of the Company as the Purchaser may specify to execute and deliver, at the Time of Closing, a release in form and substance satisfactory to counsel for the Purchaser;

5.5 Cause the present auditors or accountants of the Company to resign, such resignation to be effective as at the Time of Closing;

5.6 Cause to be delivered to the Purchaser the originals, or copies satisfactory to counsel for the Purchaser, of all books and records of the Company, including without limitation, the financial books and records and the corporate records and minute books of the Company, all agreements, licences and authorizations issued to, held or maintained by the Company, together with all documents pertaining to title to the Properties and any and all bank accounts operated by the Company;

5.7 Co-operate and assist the Purchaser in order that financial statements of the Company be produced which will be in accordance with United States generally accepted accounting principals;

5.8 Make all necessary and appropriate applications to the Vancouver Stock Exchange for approval of the proposed transaction and have received confirmation from such stock exchange that the transaction of purchase and sale contemplated hereby may take place.

6.   COVENANTS, REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser covenants, represents and warrants as follows and acknowledges that the Vendor and Mercury are relying on such covenants, representations and warranties in connection with the sale by the Vendor of the Purchased Shares:

6.1 The Purchaser has been duly incorporated and organized and is validly subsisting and in good standing under the laws of the State of Indiana, with full corporate power and authority to enter into this Agreement;

6.2 The Purchaser has securities registered pursuant to Section 12 of the United States Securities Exchange act of 1934, as amended, has been subject to reporting requirements of that Act, and has filed, in a timely manner, all the material required to be filed thereunder for a period of at least 12 calendar months prior to the date hereof, and will continue to file such reports in a timely manner;

6.3 As of the date hereof, the Purchaser has approximately 72,205,997 shares outstanding on a fully diluted basis, of which the NEI Shares will represent 1.42% of the issued and outstanding capital on a fully diluted basis;

6.4 The execution and delivery of this Agreement by the Purchaser and its completion will not conflict with any applicable laws or with its charter documents, nor does it conflict with, nor result in a breach of any contract or other commitment to which the Purchaser is a party or by which the Purchaser is bound;

6.5 The Purchaser undertakes and agrees that, immediately following the Closing, it shall take such steps as may be necessary to change the name of the Company so that the word "Argosy" or any variation thereof does not appear in the name of the Company;

6.6 This Agreement has been duly executed and delivered by the Purchaser and is a valid and binding obligation of the Purchaser in accordance with its terms;

6.7 The Purchaser agrees that it will not consolidate its share capital prior to closing or for a period of two years from the Closing Date without the advance written approval of the Vendor, which will not be unreasonably withheld.

7.   COVENANTS, REPRESENTATIONS AND WARRANTIES OF MERCURY

     Mercury covenants, represents and warrants as follows and acknowledges that the Purchaser and the Vendor are relying upon such covenants, representations and warranties in connection with the Purchase and sale of the Purchased Shares:

7.1 Mercury has been duly incorporated and organized and is validly subsisting and in good standing under the laws of Switzerland, and has full corporate power and authority to enter into this Agreement;

7.2 The NEI Shares and the Additional Shares are held by Mercury, and will be transferred to the Vendor pursuant to the terms of this agreement, free of any liens or encumbrances whatsoever, saving and accepting any restrictions upon the sale and transfer of such shares imposed by securities regulatory authorities;

7.3 Mercury and the Purchaser will use their best efforts and endeavours to register the NEI Shares within three months following the Closing Date for sale and transfer in the United States pursuant to the appropriate regulatory requirements so that the NEI Shares may be sold, transferred or assigned by the Vendor at any time free and clear of any restrictions on transferability. Failing such registration within the period set out above, the Vendor will be paid the additional shares out of escrow by the Escrow Agent in accordance with the terms and conditions set forth in Clause 3(d) of this Agreement and the terms and conditions of the Escrow Agreement;

7.4 This Agreement has been duly executed and delivered by Mercury and is a valid and binding obligation of Mercury in accordance with its terms.

8.   SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES

     The covenants, representations and warranties of the Vendor, the Purchaser and Mercury contained in this Agreement and contained in any document or certificate given pursuant hereto shall survive the closing of the purchase and sale of the Purchased Shares herein provided for a period of two years from the Closing Date and, not withstanding such closing, nor any investigation made by or on behalf of any party shall continue in full force and effect for the benefit of the appropriate Party or Parties.

9.   CONDITIONS OF CLOSING

     The sale and purchase of the Purchased Shares is subject to the following terms and conditions for the benefit of the Purchaser, the Vendor or Mercury, as their interests may appear, to be fulfilled and or performed at or prior to the Time of Closing:

9.1 The covenants, representations and warranties of the Vendor, the Purchaser and/or Mercury contained herein shall be true and correct as of the date hereof, each and every one of which is hereby deemed to be a condition, and the

Vendor shall deliver a certificate to such effect acceptable to counsel to the Purchaser and the Purchaser shall deliver a certificate to such effect acceptable to counsel to the Vendor, on the Closing Date;

9.2 The Vendor, the Purchaser and Mercury shall have complied with all covenants and agreements herein agreed to be performed or cause to be performed by each of them respectively;

9.3 The title of the Company to its assets and undertaking, the legality of the incorporation and organization of the Company, the due creation and issuance as fully paid of all the equity of the Company and all corporate proceedings of the Company, its shareholders and directors and all other matters which in the opinion of counsel for the Purchaser are material in connection with the transaction of purchase and sale herein contemplated shall be subject to the favourable opinion of such counsel and all relevant records and information shall be supplied to such counsel for that purpose;

9.4 At or before the Time of Closing there shall have been obtained from all appropriate bodies all such approvals and consents in form and terms satisfactory to counsel for the Purchaser as may be required in order to permit the change of ownership of the Purchased Shares provided for herein to be completed without affecting or resulting in cancellation or termination of any property interest, licence or permit held by the Company;

9.5 No action or proceeding in Canada or Austria by law or in equity shall be pending or threatened and no legislation shall have been enacted or introduced which, in the opinion of the Purchaser, adversely effects the operations of the Company and its ability to conduct its business or the right of the Purchaser to own the Purchased Shares;

9.6 In case any of the foregoing conditions shall not be fulfilled and/or performed by the Vendor at or before the Closing Date to the satisfaction of the Purchaser, the Purchaser may rescind this Agreement by notice to the Vendor and in such event the Purchaser shall be released from all obligations hereunder and unless the Purchaser can show that the condition or conditions for the non-performance of which the Purchaser has rescinded such Agreement are reasonably capable of being performed or caused to be performed by the Vendor, then the Vendor shall also be released, in part or in whole, from all obligations hereunder; provided that any of the said conditions may be waived or in whole by the Purchaser without prejudice to its rights of recision in the event of the non-fulfillment of any other condition or conditions, any such waiver to be binding on the Purchaser only if the same is in writing;

9.7 In case any of the foregoing conditions shall not be fulfilled and/or performed by the Purchaser at or before the Closing Date to the satisfaction of the Vendor, the Vendor may rescind this Agreement by notice to the Purchaser and in such event the Vendor shall be released from all obligations hereunder and unless the Vendor can show that the condition or conditions for the non-performance of which the Vendor has rescinded such Agreement are reasonably capable of being performed or caused to be performed by the Purchaser, then the Purchaser shall also be released, in part or in whole, from all obligations hereunder; provided that any of the said conditions may be waived or in whole by the Vendor without prejudice to its rights of recision in the event of the non-fulfillment of any other condition or conditions, any such waiver to be binding on the Vendor only if the same is in writing;

9.8 The completion of the transaction contemplated by this Agreement is conditional on the parties hereto receiving written approval from Erzbergbau Radhausberg Gesellschaft G.m.b.H. of A-5645 Bockstein, Badgastein, Austria ("ERG") to the assignment to the Purchaser of the outstanding obligations pursuant through the purchase and sale of the Shellgaden North Property as set forth in Schedule "D" as well as a written release being provided to the Vendor by ERG, releasing the Vendor from any further liabilities, payments, share payments or obligations of any sort whatsoever relating to the purchase and sale of the Shellgaden North Property.

10.  CLOSING ARRANGEMENTS

10.1 The closing shall take place at 11:00 a.m. (the "Time of Closing") on the 6th day of December, 1996 (the "Closing Date") at the offices of the Escrow Agent, 888 Dunsmuir Street, Vancouver, British Columbia, Canada, or at such later place and time as may be agreed upon in writing between the Vendor, the Purchaser and Mercury.

10.2 At the Time of Closing on the Closing Date, upon fulfillment upon all of the conditions set out in Article 9 which have not been waived in writing by the Purchaser, the Vendor shall deliver to the Purchaser documents properly transferring the equity of the Company with all exigible security transfer taxes paid and will cause transfers of such equity to be duly and regularly recorded in the name of the Purchaser, or its nominee, and will cause a meeting of the board of directors of the Company to be held at which all the directors and officers of the Company will resign in favour of nominees of the Purchaser whereupon, subject to all other terms and conditions hereof being complied with, payment of the Purchase Price shall be paid and satisfied in the manner provided in Article 3.

11.  ANNOUNCEMENTS

     Any announcement with respect to this Agreement by any party shall be submitted in advance for the comments of the other parties.

12.  NOTICES

     Any notice, direction or other instrument required or permitted to be given to Mercury hereunder shall be in writing and may be given by mailing the same, postage pre-paid, or delivering the same addressed to Mercury personally or by facsimile at Eleonorenstrausse, Post Fach, 324, Zurich, Switzerland, 8028, fax: 011-41-1-252-3841. Attention: Managing Director, Walter Gahwiliew.

     Any notice, direction or other instrument required or permitted to be given to the Vendor hereunder shall be in writing and may be given by mailing the same, postage pre-paid, or delivering the same addressed to the Vendor personally or by facsimile at Suite 1715, 750 West Pender Street, Vancouver, British Columbia V6C 2T8, fax: (614) 689-5079, Attention: Yale R. Simpson, President.

     Any notice, direction or other instrument required or permitted to be given to the Purchaser hereunder shall be in writing and may be given by mailing the same, postage pre-paid, or delivering the same addressed to the Purchaser personally or by facsimile at Suite 300, 90 Adelaide Street West, Toronto, Ontario M5H 3V9, fax: (416) 350-2333, Attention: Mr. D. Campbell Deacon.

     Any notice, direction or other instrument aforesaid, if delivered personally or by facsimile, shall be deemed to have been given or made on the date on which it was delivered or if mailed shall be deemed to have been given or made on the third business day following the day on which it was mailed. The Purchaser, the Vendor or Mercury may change its address for service from time to time by Notice given in accordance with the foregoing.

13.  TIME OF THE ESSENCE

     Time shall be of the essence of this Agreement.

14.  EXECUTION IN COUNTERPARTS

     This Agreement may be executed in one or more counterparts, each of which so executed shall constitute an original and all of which together shall constitute one and the same Agreement.

15.  ENTIRE AGREEMENT

     This Agreement, including the schedules hereto, constitutes the entire Agreement between the Parties hereto. There are not and shall not be any verbal statements, representations, warranties, undertakings or agreements between the parties and this Agreement may not be amended or modified in any respect except by written instruments signed by the Parties hereto.

16.  PROPER LAW OF CONTRACT

     This Agreement shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the Province of British Columbia. Each of the Parties hereto hereby irrevocably attorns to the jurisdiction of the courts of the Province of British Columbia.

17.  ASSIGNMENT

     The Purchaser shall not have the right to assign all or any part of its interest in the Company and the properties during the first year following the Closing Date without the prior written consent of the Vendor. The Purchaser shall have the right to assign its rights and privileges hereunder to a wholly-owned subsidiary by giving notice of such intention to the Vendors and Mercury.

18.  WAIVER

     A Waiver by any Party of any breach of this Agreement shall only be binding upon that Party if evidenced in writing and executed by that Party. Any waiver shall extend only to the particular breach so waived and shall not limit any rights with respect to any future breach.

19.  FURTHER DOCUMENTATION

     The Parties hereto shall, respectively and without further consideration, from time to time, execute and deliver such further instruments and assurances as may be reasonably required to carry out the intent of this Agreement.

20.  ENTIRE AGREEMENT

     This Agreement terminates and replaces all prior agreements, either written, oral or implied, among the Parties hereto, and constitutes the entire Agreement among the Parties regarding the subject matter hereof.

     IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day and year first above written.


                                     ARGOSY MINING CORP.


                                     ______________________________
                                     Per:



______________________________       ______________________________
Witness                              YALE R. SIMPSON
                                     Trustee for Argosy Mining Corp.

                                     NATIONAL ENTERPRISES INC.



                                     ______________________________
                                     Per:


                                     MERCURY IMMOBILIN UND
                                     VERWALTUNGS AG


                                     ______________________________
                                     Per:


                               AGREEMENT BETWEEN
    NATIONAL ENTERPRISES INC., ARGOSY MINING CORP. AND MERCURY IMMOBILIEN UND
                                VERWALTUNGS AG
                         LIST OF SCHEDULES TO AGREEMENT


                                  SCHEDULE "A"

                                   Properties

                                  SCHEDULE "B"

                               Banking Statements

                                  SCHEDULE "C"

                                Escrow Agreement

                                  SCHEDULE "D"

                                Release of ERG\

                                  SCHEDULE "E"

               List all liabilities of the company as at closing
                               This should be nil